NEWS RELEASE

Collins Industries, Inc.                   Contact:  Kent Tyler
15 Compound Drive                                    Vice President of Marketing
Hutchinson, Kansas 67502-4349                        620-663-5551

For Immediate Release
November 2, 2005

                  Collins Proposes Plan to Deregister with the
                       Securities and Exchange Commission

Hutchinson, Kansas, November 2, 2005 ...... Collins Industries, Inc. (OTC: COLL)
announced today that its Board of Directors has approved a plan to terminate the
Company's obligation to file reports with the Securities and Exchange Commission
(the "SEC"). This would be accomplished  through a 1-for-300 reverse stock split of the  Company's  outstanding  common  stock to be  followed  immediately  by a
300-for-1  forward  stock  split (the  "Reverse/Forward  Stock  Split").  If the
transaction  is  completed,   the  Company   expects  to  have  fewer  than  300
shareholders of record. As a result,  the Company would no longer be required to file periodic reports and other  information with the SEC,  although the Company anticipates  that its stock  will  continue  to be  quoted  on the Pink  Sheets.
Completion of the transaction is subject to the fulfillment of all of the filing requirements of the SEC.

President  and CEO Donald Lynn  Collins  stated,  "In  addition  to  significant anticipated  cost savings  resulting  from the  elimination  of these  reporting requirements,  we expect that the reduced  burden on  management  will allow our officers to focus more  attention on improving  our  operating  performance  and serving our customers and the communities where we operate. Further, the Company will be able to avoid significant costs associated with  Sarbanes-Oxley  Section
404 compliance."

In the  Reverse/Forward  Stock Split,  shareholders with less than 300 shares of the Company's common stock held of record in their name  immediately  before the transaction  will receive a cash  payment  equal to $7.70 per  pre-split  share.
Shareholders   holding  300  or  more  shares  of  the  Company's  common  stock immediately  before the  transaction  will not  receive  cash  payment  and will continue to hold the same number of shares after completion of the transaction.

The Board of  Directors  has  received a  fairness  opinion  from its  financial advisor,  Stifel,  Nicolaus  &  Company,  Incorporated,  that the per share cash consideration to be paid in the proposed Reverse/Forward Stock Split transaction is fair,  from a financial  point of view,  to the Company's  shareholders  that would be cashed out as a result of the Reverse/Forward Stock Split.

The Board of Directors has also approved an amendment to the Company's  Articles of Incorporation to take effect immediately  following the Reverse/Forward Stock
Split that would grant to the company a standing option to repurchase any shares of  common  stock  proposed  to  be  transferred  by  a  shareholder  after  the
Reverse/Forward  Stock  Split if after  such  proposed  transfer  the  number of shareholders  of record of the Company's  common stock would equal or exceed 250
(the "Right of First Refusal").

The proposed  Reverse/Forward Stock Split and Right of First Refusal are subject to approval by the holders of a majority of the issued and outstanding shares of
the  Company's  common  stock.   Shareholders  will  be  asked  to  approve  the
Reverse/Forward  Stock Split and Right of First Refusal at a special  meeting of shareholders,  currently  expected  to be held  January  19,  2006.  Even if the shareholders approve the Reverse/Forward Stock Split and Right of First Refusal,
the Board of Directors  reserves  the right to defer or not to implement  either transaction.

This press release is only a description of the proposed  transaction and is not an offer to acquire any shares of common  stock.  The Company  intends to file a preliminary  proxy  statement  and  Schedule  13E-3 with the SEC  outlining  the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 at the SEC's web site at  www.sec.gov.  The Company will also mail a copy of the definitive  proxy  statement  prior to the special meeting to its shareholders entitled to vote at the meeting.

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles),  North
America's  largest  producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal  trucks and a leader in the road  construction
and  industrial   sweeper  markets.   Since  1971,  the  Company  has  grown  to
approximately  1000 employees in six plants comprising over one million combined square feet of manufacturing  space.  The Company sells its products  throughout the United States and abroad.

This press release  contains  historical and  forward-looking  information.  The forward-looking  statements  are made pursuant to the safe harbor  provisions of the Private  Securities  Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions  could be inaccurate,  and therefore,  actual results may differ materially from those projected in the forward-looking  statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw  materials,  components  and  chassis,  changes in funds  budgeted by
Federal, state and local governments,  changes in competition, various inventory
risks  due  to  changes  in  market  conditions,   changes  in  product  demand,
substantial  dependence  on third  parties for product  quality,  interest  rate fluctuations,  adequate direct labor pools, development of new products, changes in tax and other governmental  rules and regulations  applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the
Company's  filings  with the  Securities  and Exchange  Commission.  The Company
undertakes   no   obligation   to  publicly   release  any   revisions   to  any
forward-looking  statements  contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of  unanticipated events.

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